Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2013 Earnings; Updates Guidance for FY 2013

SAN DIEGO--(BUSINESS WIRE)--February 20, 2013--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $23.9 million, or $0.54 per diluted share, for the first quarter ended January 20, 2013, compared with earnings from continuing operations of $12.0 million, or $0.27 per diluted share, for the first quarter of fiscal 2012.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, were $0.54 per share in the first quarter of fiscal 2013 compared with $0.25 per share in the prior year quarter. Gains from refranchising contributed approximately $0.01 per diluted share for the quarter as compared with approximately $0.02 per diluted share in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below with additional information included in the attachment to this release. Figures may not add due to rounding.

	16 Weeks Ended
	January 20, 2013	January 22, 2012
Diluted earnings per share from continuing operations – GAAP	$0.54	$0.27
Plus: Restructuring charges	0.01	−
Less: Gains from refranchising	(0.01)	(0.02)
Operating earnings per share – Non-GAAP	$0.54	$0.25

During the first quarter of 2013, the company continued to review and refine its organization to create a structure that more efficiently supports its business model. As a result, restructuring charges of $0.8 million, or approximately $0.01 per diluted share, were recorded during the first quarter of 2013. These charges are included in “impairment and other charges, net” in the accompanying consolidated statements of earnings.

As previously announced, during the fourth quarter of 2012, the company began outsourcing its distribution business, and the transition was completed in the first quarter of fiscal 2013. As a result of the outsourcing, the company recorded an after-tax charge totaling $3.3 million in the first quarter of fiscal 2013, which reduced diluted net earnings per share by approximately $0.07. This charge and the results of operations for the distribution business are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented.

Increase in same-store sales:

	16 Weeks Ended January 20, 2013	16 Weeks Ended January 22, 2012
Jack in the Box®:
Company	2.1%	5.3%
Franchise	1.8%	2.8%
System	1.9%	3.6%
Qdoba®:
Company	1.5%	3.5%
Franchise	0.5%	4.0%
System	1.0%	3.8%

Linda A. Lang, chairman and chief executive officer, said, “Jack in the Box company same-store sales increased 2.1 percent and system same-store sales increased 1.9 percent in the first quarter. Jack in the Box system same-store sales growth for the quarter exceeded that of the QSR sandwich segment for the comparable period, according to The NPD Group’s SalesTrack Weekly for the 16-week time period ended January 20, 2013. Included in this segment are the top 15 sandwich and QSR burger chain competitors.

“Qdoba same-store sales in the first quarter increased 1.5 percent for company restaurants, driven by transaction and catering growth. One of our key priorities for 2013 is to drive traffic at Qdoba, and we believe our promotional efforts aimed at differentiating the brand resulted in the improvement in traffic and sales trends.

“Numerous companies in both the restaurant and retail space have reported some weakening in sales in the last part of January and first half of February which has been attributed to higher payroll taxes, delayed tax refunds and the rapid increase in gas prices over the last month. Our sales guidance for the second quarter reflects the softness we’ve seen thus far in the quarter and the uncertainty surrounding consumer spending,” Lang said.

Consolidated restaurant operating margin improved by 220 basis points to 15.7 percent of sales in the first quarter of 2013, compared with 13.5 percent of sales in the year-ago quarter. Restaurant operating margin increased 320 basis points to 17.1% of sales for Jack in the Box and decreased 40 basis points to 11.6% of sales for Qdoba.

Food and packaging costs in the quarter were 130 basis points lower than prior year. The decrease resulted from the benefit of price increases, favorable product mix at Jack in the Box, and a greater proportion of Qdoba company restaurants which combined to more than offset slight commodity inflation and the impact of promotional activity at Qdoba. Overall commodity costs were up less than 1 percent in the quarter.

Payroll and employee benefits costs were 40 basis points lower than the year-ago quarter, reflecting leverage from same-store sales increases, the favorable impact of recent acquisitions of Qdoba franchised restaurants, and a modest benefit from refranchising Jack in the Box restaurants.

Occupancy and other costs decreased 50 basis points in the first quarter due primarily to leverage from same-store sales increases and the favorable impact of recent acquisitions of Qdoba franchised restaurants.

SG&A expense for the first quarter increased by $1.6 million and was 14.5 percent of revenues as compared to 14.4 percent in the prior year quarter. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $1.3 million in the first quarter as compared to a positive impact of $3.2 million in last year’s first quarter, resulting in a year-over-year increase in SG&A of $1.9 million. The increase in SG&A was also due to higher incentive compensation, increased G&A related to Qdoba growth, and higher pension costs which were partially offset by the benefit of the company’s restructuring activities as well as lower advertising and overhead costs resulting from the Jack in the Box refranchising strategy.

Impairment and other charges decreased $1.1 million in the quarter compared to a year ago primarily due to income of $2.1 million recognized in 2013 in connection with the resolution of two eminent domain matters involving Jack in the Box restaurants.

Gains on the sale of company-operated Jack in the Box restaurants were $0.7 million in the 2013 quarter, or approximately $0.01 per diluted share, which primarily represented additional proceeds received as a result of the extension of underlying franchise and lease agreements for previously sold restaurants. This compares to gains of $1.1 million, or approximately $0.02 per diluted share, in the year-ago quarter.

The tax rate for the first quarter of 2013 was 30.2 percent versus 34.3 percent for the first quarter of 2012. The lower tax rate in the first quarter of fiscal 2013 was due primarily to legislation that retroactively reinstated Work Opportunity Tax Credits, as well as the market performance of insurance investment products used to fund certain non-qualified retirement plans. Changes in the cash value of the insurance products are not deductible or taxable. The company now expects its full year tax rate to be approximately 35 to 36 percent as a result of the reinstated tax credits.

The company repurchased approximately 985,000 shares of its common stock in the first quarter at an average price of $27.26 per share for an aggregate cost of $26.9 million, leaving $50 million remaining under a $100 million stock-buyback program authorized by the company’s board of directors that expires in November 2013, and $100 million remaining under an authorization that expires in November 2014.

Restaurant openings

Nine new Jack in the Box restaurants opened in the first quarter of fiscal 2013, including six franchised locations, compared with 16 new restaurants opened system-wide during the same quarter last year, of which 11 were franchised.

In the first quarter, 17 Qdoba restaurants opened, including 14 franchised locations, versus 15 new restaurants in the year-ago quarter, of which 9 were franchised. The company also acquired 6 Qdoba restaurants from franchisees in the quarter.

At January 20, 2013, the company’s system total comprised 2,255 Jack in the Box restaurants, including 1,704 franchised locations, and 636 Qdoba restaurants, including 311 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter ending April 14, 2013, and the fiscal year ending September 29, 2013. Fiscal 2013 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Second quarter fiscal year 2013 guidance

  Same-store sales are expected to be approximately flat at Jack in the Box company restaurants versus a 5.6 percent increase in the year-ago quarter.
  Same-store sales are expected to be flat to down 2 percent at Qdoba company restaurants versus a 3.8 percent increase in the year-ago quarter.

Fiscal year 2013 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 1.0 to 2.0 percent at Qdoba company restaurants.
  Overall commodity costs are expected to increase by approximately 2 to 3 percent for the full year.
  Restaurant operating margin for the full year is expected to range from approximately 15.5 to 16.0 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be in the mid-14 percent range as compared to 14.7% in fiscal 2012. G&A as a percentage of system-wide sales is expected to decline to approximately 4.3% in fiscal 2013 from 4.6% in fiscal 2012.
  Impairment and other charges as a percentage of revenue are expected to be approximately 50 to 70 basis points, excluding restructuring charges.
  The company no longer provides guidance with respect to refranchising gains or proceeds.
  20 to 25 new Jack in the Box restaurants are expected to open, including approximately 10 company locations.
  70 to 85 new Qdoba restaurants are expected to open, of which approximately 40 to 45 are expected to be company locations.
  Capital expenditures are expected to be $95 to $105 million.
  The tax rate is expected to be approximately 35 to 36 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, are now expected to range from $1.48 to $1.63 in fiscal 2013 as compared to operating earnings per share of $1.20 in fiscal 2012.
  Diluted earnings per share includes approximately $0.04 of incentive payments to Jack in the Box franchisees in fiscal 2013 to complete the installation of new signage as compared to $0.11 in fiscal 2012 to complete the re-image program.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, February 21, 2013, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on February 21.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 44 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned expansion, such as the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	16 Weeks Ended
	January 20, 2013	January 22, 2012
Diluted earnings per share from continuing operations – GAAP	$0.54	$0.27
Plus: Restructuring charges	0.01	−
Less: Gains from refranchising	(0.01)	(0.02)
Operating earnings per share – Non-GAAP	$0.54	$0.25

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	January 20, 2013	January 22, 2012
Revenues:
Company restaurant sales	$360,094	$364,102
Franchise revenues	105,429	93,819
	465,523	457,921
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	116,101	122,107
Payroll and employee benefits	104,064	106,811
Occupancy and other	83,354	85,943
Total company restaurant costs	303,519	314,861
Franchise costs	52,488	49,859
Selling, general and administrative expenses	67,336	65,717
Impairment and other charges, net	3,263	4,351
Gains on the sale of company-operated restaurants	(748)	(1,122)
	425,858	433,666
Earnings from operations	39,665	24,255
Interest expense, net	5,365	6,057
Earnings from continuing operations and before income taxes	34,300	18,198
Income taxes	10,356	6,248
Earnings from continuing operations	23,944	11,950
Losses from discontinued operations, net of income tax benefit	(3,255)	—
Net earnings	$20,689	$11,950

Net earnings per share - basic:
Earnings from continuing operations	$0.56	$0.27
Losses from discontinued operations	(0.08)	—
Net earnings per share	$0.48	$0.27
Net earnings per share - diluted:
Earnings from continuing operations	$0.54	$0.27
Losses from discontinued operations	(0.07)	—
Net earnings per share	$0.47	$0.27

Weighted-average shares outstanding:
Basic	42,997	43,863
Diluted	44,356	44,659

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	January 20, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$9,542	$8,469
Accounts and other receivables, net	40,489	78,798
Inventories	8,235	7,752
Prepaid expenses	20,543	32,821
Deferred income taxes	26,931	26,932
Assets held for sale and leaseback	44,847	45,443
Assets of discontinued operations held for sale	—	30,591
Other current assets	671	375
Total current assets	151,258	231,181
Property and equipment, at cost	1,528,889	1,529,650
Less accumulated depreciation and amortization	(729,755)	(708,858)
Property and equipment, net	799,134	820,792
Goodwill	147,283	140,622
Other assets, net	279,614	271,130
	$1,377,289	$1,463,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20,976	$15,952
Accounts payable	38,231	94,713
Accrued liabilities	150,579	164,637
Total current liabilities	209,786	275,302
Long-term debt, net of current maturities	374,947	405,276
Other long-term liabilities	367,387	371,202
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 76,427,051 and 75,827,894 issued, respectively	764	758
Capital in excess of par value	236,672	221,100
Retained earnings	1,141,360	1,120,671
Accumulated other comprehensive loss	(132,168)	(136,013)
Treasury stock, at cost, 32,941,042 and 31,955,606 shares, respectively	(821,459)	(794,571)
Total stockholders’ equity	425,169	411,945
	$1,377,289	$1,463,725

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 20, 2013	January 22, 2012
Cash flows from operating activities:
Net earnings	$20,689	$11,950
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	30,016	29,534
Deferred finance cost amortization	729	788
Deferred income taxes	(1,370)	(1,203)
Share-based compensation expense	4,062	2,022
Pension and postretirement expense	9,584	8,212
Gains on cash surrender value of company-owned life insurance	(2,836)	(6,742)
Gains on the sale of company-operated restaurants	(748)	(1,122)
(Gains) losses on the disposition of property and equipment	(832)	1,083
Impairment charges and other	4,458	1,199
Loss on early retirement of debt	939	—
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	38,766	8,630
Inventories	26,361	(6,462)
Prepaid expenses and other current assets	11,980	(1,412)
Accounts payable	(33,966)	2,222
Accrued liabilities	(9,141)	(21,849)
Pension and postretirement contributions	(5,525)	(996)
Other	(3,201)	1,938
Cash flows provided by operating activities	89,965	27,792
Cash flows from investing activities:
Purchases of property and equipment	(21,394)	(26,945)
Purchases of assets intended for sale and leaseback	(13,357)	(11,046)
Proceeds from sale and leaseback of assets	13,513	3,143
Proceeds from the sale of company-operated restaurants	833	1,249
Collections on notes receivable	1,848	3,539
Disbursements for loans to franchisees	—	(2,604)
Acquisitions of franchise-operated restaurants	(7,800)	(6,195)
Other	2,042	14
Cash flows used in investing activities	(24,315)	(38,845)
Cash flows from financing activities:
Borrowings on revolving credit facilities	385,148	222,020
Repayments of borrowings on revolving credit facilities	(445,148)	(191,295)
Proceeds from issuance of debt	200,000	—
Principal repayments on debt	(165,305)	(5,380)
Debt issuance costs	(4,386)	—
Proceeds from issuance of common stock	10,733	785
Repurchases of common stock	(26,888)	(6,901)
Excess tax benefits from share-based compensation arrangements	675	191
Change in book overdraft	(19,406)	(6,147)
Cash flows provided by (used in) financing activities	(64,577)	13,273
Net increase in cash and cash equivalents	1,073	2,220
Cash and cash equivalents at beginning of period	8,469	11,424
Cash and cash equivalents at end of period	$9,542	$13,644

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated.  Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Sixteen Weeks Ended
	January 20, 2013	January 22, 2012
Revenues:
Company restaurant sales	77.4%	79.5%
Franchise revenues	22.6%	20.5%
Total revenues	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging(1)	32.2%	33.5%
Payroll and employee benefits(1)	28.9%	29.3%
Occupancy and other(1)	23.1%	23.6%
Total company restaurant costs(1)	84.3%	86.5%
Franchise costs(1)	49.8%	53.1%
Selling, general and administrative expenses	14.5%	14.4%
Impairment and other charges, net	0.7%	1.0%
Gains on the sale of company-operated restaurants	(0.2)%	(0.2)%
Earnings from operations	8.5%	5.3%
Income tax rate(2)	30.2%	34.3%
(1)	As a percentage of the related sales and/or revenues.
(2)	As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)

	Sixteen Weeks Ended
	January 20, 2013		January 22, 2012
Jack in the Box:
Company restaurant sales	$267,176		$294,353
Company restaurant costs:
Food and packaging	87,798	32.9%	101,591	34.5%
Payroll and employee benefits	77,002	28.8%	86,569	29.4%
Occupancy and other	56,588	21.2%	65,291	22.2%
Total company restaurant costs	$221,388	82.9%	$253,451	86.1%
Qdoba:
Company restaurant sales	$92,918		$69,749
Company restaurant costs:
Food and packaging	28,303	30.5%	20,516	29.4%
Payroll and employee benefits	27,062	29.1%	20,242	29.0%
Occupancy and other	26,766	28.8%	20,652	29.6%
Total company restaurant costs	$82,131	88.4%	$61,410	88.0%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:

	January 20, 2013			January 22, 2012
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	547	1,703	2,250	629	1,592	2,221
New	3	6	9	5	11	16
Acquired from franchisees	1	(1)	—	—	—	—
Closed	—	(4)	(4)	—	(1)	(1)
End of period	551	1,704	2,255	634	1,602	2,236
% of Jack in the Box system	24%	76%	100%	28%	72%	100%
% of consolidated system	63%	85%	78%	71%	83%	79%
Qdoba:
Beginning of year	316	311	627	245	338	583
New	3	14	17	6	9	15
Acquired from franchisees	6	(6)	—	11	(11)	—
Closed	—	(8)	(8)	—	(1)	(1)
End of period	325	311	636	262	335	597
% of Qdoba system	51%	49%	100%	44%	56%	100%
% of consolidated system	37%	15%	22%	29%	17%	21%
Consolidated:
Total system	876	2,015	2,891	896	1,937	2,833
% of consolidated system	30%	70%	100%	32%	68%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291